Exhibit 23.6

[R.A. LENSER AND ASSOCIATES, INC. LETTERHEAD]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Amendment No. 1 to the Registration Statement on Form S-4 of Whiting Petroleum Corporation and the related proxy statement/prospectus that is a part thereof. We hereby further consent to the use in such Registration Statement and proxy statement/prospectus of information contained in our report setting forth the estimates of revenues from Whiting Petroleum Corporation’s oil and gas reserves as of January 1, 2004.

Very truly yours,

By:	/s/ RONALD A. LENSER

R.A. Lenser & Associates, Inc.

April 27, 2004